UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): January 30, 2006

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number
1-13739	UNISOURCE ENERGY CORPORATION (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0786732
1-5924	TUCSON ELECTRIC POWER COMPANY (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0062700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

Motion to Amend the Settlement Agreement

As previously reported, in September, 2005, in an effort to resolve the uncertainty surrounding the methodology that will be applied to determine Tucson Electric Power Company’s (“TEP”) rates for generation service after the expiration of the competitive transition charges (“CTC”), TEP filed a motion and supporting testimony with the Arizona Corporation Commission (“ACC”) to amend the rate settlement agreement (“Settlement Agreement”) which had been approved by the ACC in 1999. In the motion, TEP proposed the following amendments to extend the benefits and protections set forth in the Settlement Agreement and provide additional price stability for TEP customers:

(1)	The extension of the existing rate freeze at TEP’s current average retail base rate of 8.3 cents per kWh through December 31, 2010;

(2)	The retention of the current CTC amortization schedule;

(3)	The agreement of TEP not to seek base rate treatment for certain generating assets in order to minimize the rates TEP’s customers will eventually pay once the rate freeze has expired; and

(4)
The implementation of an energy cost adjustment mechanism to protect TEP and its customers from energy market volatility, to be effective after December 31, 2008. TEP proposed the establishment of an incremental Energy Cost Adjustment Clause (ECAC). A base amount of retail energy consumption would be served at the existing fixed retail rates and the rate on the incremental amount of retail energy would be capped at an annual proxy set at forward power prices.

A number of participants in TEP’s rate proceedings, including the Staff of the ACC, filed responses to TEP’s motion. Those responses reflect differing interpretations of the Settlement Agreement which established TEP’s existing rate structure and generation service rates. Responses filed by ACC Staff and the Residential Utility Consumer Office disputed TEP’s assertion that the existing rate structure contemplates market-based rates for generation services after December 31, 2008.

TEP filed a reply in support of its motion. The reply stated that the public interest is best served by the ACC taking affirmative action to resolve the questions of how TEP’s rates will be determined after December 31, 2008, avoid significant rate increases for TEP customers, bolster wholesale electric generation and reduce customer risk and exposure to volatile energy costs.

In October, 2005, the Administrative Law Judge for the ACC (“ALJ”) held a procedural conference. The Chairman of the ACC submitted a letter in support of resolving the issues arising from the Settlement Agreement and the related effect on TEP’s rates. A number of the participants disagreed with aspects of TEP’s request. The ALJ took the motion under advisement.

On January 30, 2006, the ALJ issued a recommended opinion and order, which, if adopted by the ACC, would deny TEP’s motion to amend the Settlement Agreement. The recommended opinion and order would acknowledge that there is a fundamental disagreement among the parties to the Settlement Agreement about what is to happen to generation rates after the rate moratorium expires on December 31,2008, but would find that it is premature to amend the Settlement Agreement.

TEP disagrees with the recommended opinion and order and believes that it is in the public interest to amend the Settlement Agreement. TEP plans to file exceptions on or prior to February 8, 2006.

Consideration of this matter by the ACC has tentatively been scheduled for February 14 and 15, 2006. TEP does not know how the ACC will rule on its motion to amend the Settlement Agreement.

If the opinion and order is adopted by the ACC in the form recommended by the ALJ, TEP would be required to file a rate case no later than September 30, 2007, using a test year no earlier than December 30, 2006, for rates that would become effective as of January 1, 2009. The recommended opinion and order does not address whether rates for generation service subsequent to 2008 should be market or cost of service based or any other aspect of rate methodology for that period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 31, 2006	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) /s/ Kevin P. Larson
—————————————————— Vice President and Principal Financial Officer
Date: January 31, 2006	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) /s/ Kevin P. Larson
—————————————————— Vice President and Principal Financial Officer